Rule 424(b)(3)

File No. 333-138770

UNDER FRENCH LAW AND THE COMPANY'S STATUTS, HOLDERS OF THESE AMERICAN DEPOSITARY SHARES MAY HAVE CERTAIN DISCLOSURE OBLIGATIONS, AS DESCRIBED IN ARTICLE (7) HEREOF, WITH WHICH FAILURE TO COMPLY COULD AFFECT SUCH HOLDER'S VOTING RIGHTS.

Number

AMERICAN DEPOSITARY SHARES
(EACH REPRESENTING ONE ORDINARY SHARE)

CUSIP:  013904 30 5

AMERICAN DEPOSITARY RECEIPT

FOR

AMERICAN DEPOSITARY SHARES

representing

DEPOSITED ORDINARY SHARES OF

ALCATEL-LUCENT

(Incorporated under the laws of The Republic

of France)

THE BANK OF NEW YORK, a New York banking corporation, as Depositary (the "Depositary"), such Depositary's Corporate Trust Office being located at 101 Barclay  Street, New York, New York 10286, and its principal executive office being located at One Wall Street, New York, New York 10286, hereby certifies that __________________ is the owner of __________________ American Depositary Shares, representing deposited ordinary shares, 2 Euros nominal value per share ("Shares"), of ALCATEL-LUCENT, a société anonyme organized under the laws of The Republic of France (the "Company") or rights to receive such Shares.  Such Shares may be in bearer form (i.e., registered as titres au porteur with Euroclear France, an organization that, inter alia, maintains shares and other securities accounts of French listed companies) or in registered form as managed by an accredited intermediary (titres nominatifs administrés).  At the date of the Deposit Agreement, each American Depositary Share represents one Share deposited under the Deposit Agreement (as hereafter defined) with the Custodian, which at the date of execution of the Deposit Agreement is Société Générale.

Dated:

THE BANK OF NEW YORK,

as Depositary

By: ________________________

(1)

The Deposit Agreement.  This American Depositary Receipt is one of an issue (herein called the "Receipts"), all issued and to be issued upon the terms and conditions set forth in the Amended and Restated Deposit Agreement dated as of November 22, 2006 (the "Deposit Agreement") by and among the Company, the Depositary and all Holders from time to time of American Depositary Shares issued thereunder, each of whom by accepting American Depositary Shares agrees to become a party thereto and becomes bound by all the terms and provisions thereof.  The Deposit Agreement sets forth the rights of Holders  and the rights and duties of the Depositary in respect of the Shares deposited thereunder and any and all other securities, property and cash from time to time received in respect of such Shares and held thereunder (such Shares, securities, property and cash are herein called "Deposited Securities").  Copies of the Deposit Agreement are on file at the principal office of the Depositary and the Custodian.  The statements made in this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made.  Terms not otherwise defined herein have the meaning ascribed to them in the Deposit Agreement.

(2)

Surrender of American Depositary Shares and Withdrawal of Deposited Securities.  Upon surrender at the Principal Office of the Depositary of American Depositary Shares for the purpose of withdrawal of the Deposited Securities represented thereby, and upon payment of the fee, if any, of the Depositary for the surrender and cancellation of American Depositary Shares, and subject to the terms and conditions of the Deposit Agreement, the Holder of those American Depositary Shares is entitled to the transfer of the Deposited Securities represented by those American Depositary Shares to an account in the name of such Holder or such person as shall be designated by such Holder maintained by the Custodian in the case of Deposited Securities in registered form or maintained by an accredited financial institution in the case of Deposited Securities in bearer form.  Such transfer will be made without unreasonable delay.

(3)

Transfers of American Depositary Shares; Split-ups and Combinations of Receipts.  The Depositary, subject to the terms and conditions of the Deposit Agreement, shall register transfers of American Depositary Shares on its transfer books upon (i) in the case of certificated American Depositary Shares, surrender of the Receipt evidencing those American Depositary Shares by the Holder hereof in person or by duly authorized attorney, properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by the laws of the State of New York, the United States of America or The Republic of France, or (ii) in the case of uncertificated ADSs, receipt from the Holder of an effective instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement); provided, however, that the Depositary may close the transfer books, at any time or from time to time, when deemed necessary or advisable by it in connection with the performance of its duties under the Deposit Agreement, provided that any such closing of the transfer books shall be subject to the provisions of Section 2.06 of the Deposit Agreement which limit the suspensions of withdrawals of Shares.  This Receipt may be split into other Receipts or may be combined with other Receipts into one Receipt, representing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered.  The Depositary, upon surrender of a Receipt for the purpose of exchanging for uncertificated American Depositary Shares, shall cancel that Receipt and send the Holder a statement confirming that the Holder is the owner of the same number of uncertificated American Depositary Shares.  The Depositary, upon receipt of an effective instruction (including, for the avoidance of doubt, instructions through DRS and Profile as provided in Section 2.10 of the Deposit Agreement) from the Holder of uncertificated American Depositary Shares for the purpose of exchanging for certificated American Depositary Shares, shall execute and deliver to the Holder a Receipt evidencing the same number of certficated American Depositary Shares.

As a condition precedent to the delivery, registration of transfer, the split-up or combination of any Receipt or withdrawal of any American Depositary Shares, the Depositary, the Company or the Custodian may require payment from the depositor of Shares or the presenter of the Receipt or instruction for registration of transfer or surrender of American Depositary Shares not evidenced by a Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or change and fee with respect to Shares being deposited or Deposited Securities being withdrawn) and payment of any applicable fees as provided in Article (6) of this Receipt, and may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any laws or governmental regulations relating to American Depositary Shares or to the withdrawal of Deposited Securities.

The Depositary may refuse deliver American Depositary Shares, register the transfer of American Depositary Shares, or make any distribution of, or related to, Deposited Securities until it has received such proof of citizenship, residence or exchange control approval, payment of applicable French or other taxes or governmental charges, legal or beneficial ownership or other information as it may deem necessary or proper in accordance with applicable laws and regulations.  The delivery of American Depositary Shares generally or against deposits of particular Shares may be suspended, or the delivery of American Depositary Shares against the deposit of particular Shares may be withheld or the registration of transfer of American Depositary Shares in particular instances may be refused, or the registration of transfer generally may be suspended, during any period when the transfer books of the Depositary or the appointed agent for the Company for the transfer and registration of Shares are closed, if any such action is deemed necessary or advisable by the Depositary or the Company, in good faith, at any time or from time to time in accordance with the Deposit Agreement.  Notwithstanding any provision of the Deposit Agreement or this Receipt, the surrender of outstanding American Depositary Shares and withdrawal of Deposited Securities may not be suspended, except as required in connection with (i) temporary delays caused by closing the transfer books of the Depositary or the Company (or the appointed agent for the Company for the transfer and registration of Shares) or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the American Depositary Shares or to the withdrawal of the Deposited Securities.  Without limitation of the foregoing, the Depositary will not accept for deposit under the Deposit Agreement any Shares (i) which, if sold by the holder thereof in the United States (as defined in Regulation S under the Securities Act of 1933) would be, to the actual knowledge of the Depositary, subject to the registration provisions of the Securities Act of 1933,  unless a registration statement is in effect relating to such Shares or the sale of such Shares would be exempt from such provisions or (ii) the deposit of which would, to the actual knowledge of the Depositary, infringe any provisions of the Company's Articles of Association, as they may be amended from time to time (“Statuts”).  The Depositary may accept Shares which the Depositary believes have been withdrawn from a restricted American Depositary Receipt facility established or maintained by a depositary bank for deposit only if such Shares have been acquired in a transaction (i) registered under the Securities Act of 1933, (ii) in compliance with Regulation S under the Securities Act of 1933, or (iii) in accordance with Rule 144 under the Securities Act of 1933 and the Depositary shall, as a condition of accepting the deposit of such Shares, require the person depositing such Shares to provide the Depositary with a certificate in writing to the foregoing effect.  The Depositary will be entitled to rely for purposes of this Article, unless the Depositary has actual knowledge to the contrary, on any such certificate as to the effectiveness of a registration statement or the availability of any exemption from the registration requirements of the Securities Act of 1933.  The Depositary will comply with written instructions of the Company not to accept for deposit under the Deposit Agreement any Shares identified in such instructions at such times and under such circumstances as may be reasonably specified in such instructions in order to facilitate the Company's compliance with the securities laws of the United States.

(4)

Liability of Holder for Taxes.  If any French or other tax or other governmental charge shall become payable with respect to any American Depositary Shares evidenced hereby or any Deposited Securities represented thereby, such tax or other governmental charge shall be payable  by the Holder hereof to the Depositary.  The Depositary may refuse, and the Company shall be under no obligation, to effect any registration of transfer of any American Depositary Shares or any withdrawal of Deposited Securities represented by those American Depositary Shares until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Holder hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced hereby, and may apply such dividends or other distributions or the proceeds of any such sale to the payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency.

(5)

Warranties by Depositor.  Every person depositing Shares under the Deposit Agreement shall be deemed thereby to represent and warrant that such Shares are validly issued, fully paid and non-assessable and any preemptive rights have been validly waived, and that the person making such deposit is duly authorized so to do.  Every such person (other than the Company) will also be deemed to represent that such Shares are not restricted under the securities laws of the United States.  Such representations and warranties shall survive the deposit of Shares and issuance of American Depositary Shares.

(6)

Charges of Depositary.  The Company agrees to pay the expenses or charges of the Depositary and the Registrar, if any, only in accordance with written agreements to be entered into between the Company and the Depositary; provided, however, the Company shall not  be liable for (1) the fees of the Depositary for the delivery of American Depositary Shares pursuant to Section 2.03, 4.03 or 4.04 of the Deposit Agreement or the surrender of American Depositary Shares pursuant to Section 2.05 or 6.02 of the Deposit Agreement and the making of distributions of proceeds pursuant to Section 4.04 of the Deposit Agreement, (2) taxes and other governmental charges, (3) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the share register of the Company (or an appointed agent of the Company for transfer and registration of Shares) and accordingly applicable to transfers of Shares to the name of the Depositary or its nominee or a Custodian or its nominee on the making of deposits or withdrawals under the Deposit Agreement, (4) such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing Shares or Holders of American Depositary Shares and (5) such reasonable expenses as are incurred by the Depositary in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement.  Any other charges and expenses of the Depositary under the Deposit Agreement will be paid by the Company after consultation and execution of a written agreement between the Depositary and the Company as to the amount and nature of such charges and expenses.  Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.  Unless otherwise agreed, the Depositary shall present its statement for such expenses and fees or charges to the Company once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges shall be incurred by any party to whom American Depositary Shares are issued in respect of a deposit of Shares (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company pursuant to Section 4.03 of the Deposit Agreement or pursuant to the exercise of rights pursuant to Section 4.04 of the Deposit Agreement) or by any party surrendering  American Depositary Shares for the purpose of withdrawal of Deposited Securities, whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the share register of the Company (or an appointed agent of the Company for transfer and registration of Shares) and accordingly applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals hereunder, (3) such cable, telex and facsimile transmission and delivery expenses as are expressly provided for in the Deposit Agreement to be at the expense of persons depositing Shares or Holders of American Depositary Shares, (4) such reasonable expenses as are incurred by the Depositary or the Custodian in the conversion of foreign currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of $5.00 per 100 American Depositary Shares (or portion thereof) for the delivery of American Depositary Shares in respect of deposits of Shares pursuant to Sections 2.03, 4.03 or 4.04 of the Deposit Agreement, and the surrender of American Depositary Shares for the purpose of withdrawal pursuant to Section 2.05 or 6.02 of the Deposit Agreement, (6) a fee for the distribution of proceeds pursuant to Section 4.04 of the Deposit Agreement, such fee, which may be deducted from such proceeds, being in an amount equal to the fee for the issuance of American Depositary Shares referred to above which would have been charged as a result of the deposit by holders of Shares received in exercise of rights distributed to them pursuant to Section 4.04 of the Deposit Agreement, but which rights are instead sold by the Depositary, and the net proceeds distributed and (7) any costs incurred by the Depositary with the Custodian or another third party, in connection with recovering excess tax initially withheld or deducted with respect to any cash distributions in respect of Deposited Securities or obtaining a reduced withholding tax rate in respect of those distributions (which costs shall be assessed against Holders as of the date or dates set by the Depositary in accordance with Section 4.06 of the Deposit Agreement and shall be collected at the sole discretion of the Depositary by billing such Holders for such costs or by deducting such costs from one or more cash dividends or other cash distributions).

(7)

Disclosure of Interests.  Notwithstanding any other provisions of the Deposit Agreement, each Holder agrees to comply with the Company's Statuts, as they may be amended from time to time, and the laws of The Republic of France with respect to the disclosure requirements regarding ownership of Shares and any requirements of notifications to the Autorité des Marches Financiers (“AMF”), the French stock exchange and securities regulator responsible for overseeing the French securities markets, by shareholders that cross specified thresholds of ownership of Shares of 5% or more, all as if such American Depositary Shares were, to the extent practicable, the Shares represented  thereby.  As of the date of the Deposit Agreement, such disclosure requirements under the Company’s Statuts are as follows:

Any person or entity that becomes the owner of Shares or shares assimilated to Shares (which includes American Depositary Shares), as discussed below, equal to or greater than 2% of the total number of Shares must notify the Company of the number of Shares held by it no later than 5 days after acquiring such amount.  Notification is also required each time a holder of Shares acquires an additional 1% of the Shares, within 5 days of such acquisition, up to and including the time when such holder's ownership equals 3% of the outstanding Shares.  Any holder of Shares whose ownership falls below the threshold shall also notify the Company within 5 days of such decrease on the same terms.  In order to facilitate compliance with these notification requirements, a Holder of American Depositary Shares may deliver any such notification to the Depositary, with respect to Shares represented by American Depositary Shares, and the Depositary shall, as soon as practicable thereafter, forward such notification to the Company.

Any person or entity that becomes the owner of Shares or shares assimilated to Shares (which includes American Depositary Shares), as discussed below, equal to 3% or more of the total number of Shares must request, within five trading days of reaching such ownership level, that all such Shares, as well as any Shares subsequently acquired in excess of that amount, be in registered form.  Moreover, any holder of Shares making such request must forward to the Company a copy thereof within 15 days after reaching the 3% threshold.  Each time a person acquires an additional 1% of the Shares, such person must send the Company, within 15 days, a copy of the request that such Shares be in registered form.  Notification to the Company of each additional 1% acquisition is no longer required once a person holds 50% or more of the Shares. Any holder of Shares whose ownership falls below the threshold shall also notify the Company within 15 days of such decrease on the same terms.  In order to facilitate compliance with these requirements, a Holder of American Depositary Shares may deliver to the Depositary its request that a number of Shares represented by such Holder's American Depositary Shares be denominated in registered form.  Upon receiving such request, as soon as practicable thereafter, the Depositary shall request the Custodian to denominate such Shares in registered form and to thereafter promptly notify the Depositary and the Company that such change has been effectuated at such Holder's request.

In the event that a holder fails to comply with the requirements of the Company's Statuts set forth above, such holder, upon request of a holder or holders of 3% or more of the share capital of the Company, shall not be permitted, in accordance with, and subject to the limitations provided under French Law, to exercise voting rights with respect to any Shares or shares assimilated to Shares as to which any required disclosure (as set forth in the two preceding paragraphs) has not been made.  Such disqualification shall only apply to Shares in excess of the applicable threshold.

The provisions of Section 3.04 of the Deposit Agreement relating to Shares or voting rights held by a person or an entity also apply to Shares or voting rights assimilated to such Shares or such voting rights as set forth under French Law, i.e., (i) Shares or voting rights held by another person or entity on behalf of such person or entity, (ii) Shares or voting rights held by any company which is directly or indirectly controlled by such person or entity, (iii) Shares or voting rights held by a third party acting in concert with such person or entity or (iv) Shares or voting rights that such person or entity, or any person or entity referred to in (i), (ii) or (iii) above, is entitled to acquire at its sole option by virtue of an agreement.

(8)

Title to American Depositary Shares.  Subject to the limitations set forth herein, it is a condition of this Receipt, and every successive Holder, by accepting or holding American Depositary Shares consents and agrees, that (i) title to the American Depositary Shares evidenced by a Receipt, when such Receipt is properly endorsed or accompanied by proper instruments of transfer, shall be transferable as certificated registered securities under the laws of New York and (ii) American Depositary Shares not evidenced by Receipts shall be transferable as uncertificated registered securities under the laws of New York.  The Company and the Depositary, notwithstanding any notice to the contrary, may treat the Holder of American Depositary Shares as the absolute owner thereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.

(9)

Validity of Receipt.  This Receipt shall not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt shall have been executed by the Depositary by the manual signature of a duly authorized officer or, if a Registrar for the Receipts shall have been appointed, by the manual signature of a duly authorized officer of such Registrar.

(10)

Available Information.  As of the date of the Deposit Agreement, the Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the Commission.  Such reports and other information may be inspected and copied at the public reference facility maintained by the Commission located at 100 F Street, N.E., Washington, D.C. 20549.  In addition, Company filings under the Securities Exchange Act of 1934 made after February 4, 2002 are available to the public at the Commission’s web site at http://www.sec.gov.

(11)

Dividends and Distributions; Rights.  Whenever the Depositary or the Custodian receives any cash dividend or other cash distribution on the Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can, in the judgment of the Depositary, be converted on a reasonable basis into Dollars distributable to the Holders of American Depositary Shares entitled thereto and the resulting Dollars transferred to the United States, subject to the provisions of the Deposit Agreement, convert or cause to be converted, as promptly as practicable, such dividend or distribution into Dollars and will distribute the amount thus received (less any reasonable expenses incurred by the Depositary or the Custodian in converting such foreign currency) to the Holders of American Depositary Shares entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively; provided, however, that the amount distributed will be reduced by any amounts required to be withheld by the Company or the Depositary in respect of taxes or other governmental charges.  If in the judgment of the Depositary amounts received in foreign currency may not be converted on a reasonable basis into Dollars distributable to the Holders of American Depositary Shares entitled thereto, or if any approval or license of any government or authority or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, or may not be so convertible for all of the Holders of American Depositary Shares entitled thereto, the Depositary may in its discretion make such conversion, if any, and distribution in Dollars to the extent permissible to the Holders of American Depositary Shares entitled thereto and may distribute the balance of the foreign currency received and not so convertible by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the account of, the Holders of American Depositary Shares.  The Depositary shall distribute only such amount, however, as can be distributed without attributing to any Holder a fraction of one cent.  Any such fractional amount shall be rounded to the nearest whole cent and so distributed to the Holder entitled thereto.

Whenever the Custodian receives any distribution other than cash or Shares upon any Deposited Securities, the Depositary will as promptly as practicable cause such securities or property to be distributed to the Holders of American Depositary Shares entitled thereto in proportion to the number of American Depositary Shares representing such Deposited Securities held by them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution.  If in the opinion of the Depositary any distribution other than cash or Shares upon any Deposited Securities cannot be made proportionately among the Holders of American Depositary Shares entitled thereto, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary, after consultation with the Company, may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the securities or property thus received, or any part thereof, and the net proceeds of any such sale will be distributed by the Depositary to the Holders of American Depositary Shares entitled thereto as in the case of a distribution received in cash; provided that any unsold balance of such securities or property shall be distributed by the Depositary to the Holders of American Depositary Shares entitled thereto in accordance with such equitable and practicable method as the Depositary shall have adopted.  No such distribution to Holders pursuant to Section 4.02 of the Deposit Agreement shall be unreasonably delayed by any action of the Depositary or any of its agents.

In the event that holders of Shares are granted the option to receive dividends on such Shares in the form of cash or additional Shares, Holders of American Depositary Shares shall be entitled to receive such option only with the Company's prior written approval, subject to the terms of the Deposit Agreement.  If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, with the Company's approval, and shall, if the Company shall so request, distribute to the Holders entitled thereto, in proportion to the number of American Depositary Shares representing such Deposited Securities held by them, respectively, an aggregate number of American Depositary Shares representing the number of Shares received as such dividend or free distribution.  In lieu of delivering fractional American Depositary Shares in any such case, the Depositary will sell the number of Shares represented by the aggregate of such fractions and distribute the net proceeds, converted into Dollars if not in such dollars (if such conversion may in the judgment of the Depositary be achieved on a reasonable basis), to the Holders of American Depositary Shares entitled thereto.  If additional American Depositary Shares are not so distributed (except as pursuant to the preceding sentence), each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, will have discretion as to whether such rights are to be made available to the Holders of American Depositary Shares; provided, however, that the Depositary will, if requested by the Company, either (a) make such rights available to Holders of American Depositary Shares by means of warrants or otherwise, if lawful and feasible, or (b) if  making such rights available is not lawful or not feasible, or if the rights represented by such warrants or other instruments are not exercised and appear to be about to lapse, use its best efforts (subject to the limitations set forth in the Deposit Agreement) to sell such rights or warrants or other instruments at public or private sales, at such place or places and upon such terms as the Depositary may deem proper, and after deduction or upon payment of the fees of the Depositary as provided in the Deposit Agreement, allocate the net proceeds of such sales, as in the case of a cash distribution, for the accounts of the Holders of American Depositary Shares otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such Holders because of exchange restrictions or the date of delivery of any American Depositary Shares, or otherwise.

(12)

Record Dates.  Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Deposited Securities, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary will fix a record date (which shall be the same as the record date for Shares set by the Company, provided the Company gives the Depositary at least 10 days advance notice of such record date) for the determination of the Holders who will be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

(13)

Voting of Deposited Securities.  Upon receipt of notice of any meeting of holders of Shares or other Deposited  Securities, the Depositary will, as soon as practicable thereafter, mail to the Holders (a) a summary in English of the notice of such meeting sent by the Company to the Depositary pursuant to Section 5.06 of the Deposit Agreement, (b) a statement that the Holders as of the close of business on a record date established by the Depositary pursuant to Section 4.06 of the Deposit Agreement will be entitled, subject to any applicable provisions of French Law, the Statuts of the Company and the Deposited Securities (which provisions, if any, including any applicable provisions relating to double voting rights, shall be summarized in pertinent part in such statement), to exercise the voting rights, if any, pertaining to the Shares or other Deposited Securities represented by such Holder's American Depositary Shares, (c) summaries in English of any materials or other documents provided by the Company for the purpose of enabling such Holder to exercise such voting rights, and (d) a statement as to the manner in which such instructions may be given to the Depositary, including a statement as to manner in which Shares with respect to which the Depositary does not receive properly completed voting instructions or receives a blank proxy will be voted, and setting forth the date established by the Depositary for the receipt of such instructions (the "Receipt Date").

According to French Law and the Company's Statuts, only holders of Shares who hold their Shares in registered form for at least three years will be entitled to double voting rights.  Thus, Holders of American Depositary Shares representing Shares in bearer form will not be entitled to double voting rights.  A shareholder may not exercise, in respect of single votes that it may cast in its own name or by proxy, more than 8% of the votes to which the Shares present or represented at a general shareholders' meeting are entitled; provided that, if the shareholder also has the right to exercise double voting rights in its own name or by proxy, the 8% limitation may be exceeded solely to take into account such double voting rights.  In no case, however, may a shareholder exercise voting rights exceeding 16% of the total number of votes to which Shares present or represented at a general shareholders' meeting are entitled.  These double voting rights expire when registered Shares are converted to bearer Shares or when ownership of Shares is transferred.  Indirectly held Shares and Shares treated in the same way as owned Shares shall be taken into account when applying the above-mentioned limit.  The limit does not apply to the chairperson of the shareholders' meeting casting a vote pursuant to proxies received in accordance with French Law.

Upon receipt by the Depositary of properly completed voting instructions, on or before the Receipt Date, the Depositary shall either, in its discretion, vote such Deposited Securities in accordance with such instructions or forward such instructions to the Custodian, and the Custodian shall endeavor, insofar as practicable and permitted under any applicable provisions of French Law, the Statuts of the Company and the Deposited Securities, to vote or cause to be voted the Deposited Securities in accordance with any nondiscretionary instructions set forth in such request.  The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities other than in accordance with such instructions or in accordance with the statement under (d) above as to the manner in which Shares with respect to which the Depositary does not receive properly completed voting instructions or receives a blank proxy will be voted.

The Depositary will take no action to impair the ability of the Custodian to vote the number of Shares (including the Shares held by the Depositary in registered form which may be entitled to double voting rights) necessary to carry out the instructions of all Holders under this Article 13.

(14)

Changes Affecting Deposited Securities.  Upon any change in nominal value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or the Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent the new Deposited Securities so received in exchange or conversion, unless additional American Depositary Shares are delivered pursuant to the following sentence.  In any such case the Depositary may, with the Company's approval, and shall, if the Company shall so request, deliver additional American Depositary Shares as in the case of a stock dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

Immediately upon the occurrence of any such change, conversion or exchange covered by Section 4.08 of the Deposit Agreement in respect of the Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and, as soon as practicable after receipt of such notice from the Company, the Depositary shall give notice thereof, at the Depositary's expense, in writing to all Holders.

(15)

Reports; Inspection of Transfer Books.  The Depositary will make available for inspection by Holders of American Depositary Shares at its Principal Office and at the office of each Custodian any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary or a Custodian or the nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company.  The Depositary will also send to Holders of American Depositary Shares summaries in English of all such reports and communications when furnished by the Company as provided in the Deposit Agreement.  The Depositary will keep books for the registration of American Depositary Shares and their transfer which will be open at all reasonable times for inspection by the Company and Holders of American Depositary Shares, provided that such inspection shall not be to the Depositary's knowledge for the purpose of communicating with Holders of American Depositary Shares in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the American Depositary Shares.

(16)

Withholding.  In connection with any distribution to U.S. residents, the Company or its agent will remit to the appropriate governmental authority or agency all amounts (if any) required under applicable law to be withheld and remitted by the Company or such agent and owing to such governmental authority or agency by the Company or such agent; and the Depositary and the Custodian will remit to the appropriate  governmental authority or agency all amounts (if any) required under applicable law to be withheld and remitted by the Depositary or the Custodian and owing to such authority or agency by the Depositary or the Custodian.  The Depositary shall forward to the Company or its agent such information from its records as the Company may reasonably request to enable the Company or its agent to file necessary reports with governmental authorities or agencies.

The Depositary intends to follow the procedures established by the French Treasury for U.S. residents to recover the excess tax initially withheld or deducted with respect to dividends paid to them, and to receive any payment in respect of any French tax credits for which such U.S. residents may be eligible.  Upon request of any U.S. resident who certifies to the Depositary that it has not already applied for or received a tax refund from the French Treasury or that such U.S. resident's application for such refund has been rejected, the Depositary will provide a copy of French Treasury Form RF 1A EU-N 5052, or such other form or document as may be promulgated or required, as the case may be, from time to time by the French tax authorities for such purpose, together with instructions to such U.S. residents and will arrange for the filing with the French tax authorities of all such forms completed by U.S. residents and returned in sufficient time so they may be filed with the French tax authorities by December 31 of the year following the calendar year in which the related dividend is paid.  Upon receipt of any resulting remittance, the Depositary shall distribute to the U.S. residents entitled thereto, as soon as practicable, the proceeds in Dollars.

In addition, the Depositary will use reasonable efforts to follow any procedures that may be established by the French Treasury for eligible U.S. residents to be subject to a reduced withholding tax rate of 15%, if available, at the time dividends are paid.  In connection therewith, the Depositary shall take reasonable steps to provide eligible U.S. residents with such forms as may be prescribed by the French Treasury and to take such other reasonable steps as may be required to file such forms with the appropriate French tax authorities.

The Depositary understands that any residents of other countries which have entered into treaties with France for reduced withholdings must file separate claims for refund.  The Depositary shall furnish the necessary confirmations on the appropriate forms upon specific request.

(17)

Liability of the Company and Depositary.  Neither the Depositary nor the Company nor any of their respective directors, agents or controlling persons (as defined under the Securities Act of 1933) will incur any liability to any Holder or Beneficial Owner, or any other person if by reason of any provision of any present or future law of the United States or The Republic of France or any country or jurisdiction or of any other governmental or regulatory authority, or stock exchange or by reason of any provision, present or future, of the Statuts of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company or any of their respective directors, agents or controlling persons (as defined under the Securities Act of 1933) shall be prevented, delayed or forbidden from, or be subject to any civil or criminal liability on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided shall be done or performed; nor shall the Depositary or the Company or any of their respective directors, employees, agents or controlling persons (as defined under the Securities Act of 1933) incur any liability to any Holder, Beneficial Owner or any other person by reason of any nonperformance or delay, caused as aforesaid, in performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement.  Neither the Company nor the Depositary nor any of their respective directors, agents or controlling persons (as defined under the Securities Act of 1933) assumes any obligation or shall be subject to any liability under the Deposit Agreement to Holders, Beneficial Owners or other persons except that each of them agrees to use its best judgment and to act in good faith in the performance of such duties as are specifically set forth in the Deposit Agreement.  Neither the Depositary nor the Company nor any of their respective directors, employees, agents or controlling persons (as defined under the Securities Act of 1933) will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the American Depositary Shares, which in their respective opinions may involve them in expense or liability, unless indemnity satisfactory to them against all expense and liability be furnished as often as may be required, and no Custodian will be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary.  Neither the Depositary nor the Company or any of their respective directors, employees, agents or controlling persons (as defined under the Securities Act of 1933) will be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder of American Depositary Shares, or any other person believed by it in good faith to be competent to give such advice or information.

(18)

Pre-Release of Receipts.  Unless requested in writing by the Company to cease doing so, the Depositary may deliver American Depositary Shares prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement ("Pre-Release").  The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon surrender of American Depositary Shares which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such American Depositary Shares have been Pre-Released.  The Depositary may receive American Depositary Shares in lieu of Shares in satisfaction of a Pre-Release.  Each Pre-Release will be (a) preceded or accompanied by a written representation and agreement from the person to whom American Depositary Shares or Shares are to be delivered (the "Pre-Releasee") that the Pre-Releasee, or its customer, (i) beneficially owns the Shares or American Depositary Shares to be remitted, as the case may be, (ii) assigns all beneficial right, title and interest in such Shares or American Depositary Shares, as the case may be, to the Depositary in trust for the benefit of the Holders or Beneficial Owners, and (iii) will not take any action with respect to such Shares or American Depositary Shares, as the case may be, that is inconsistent with the transfer of beneficial ownership (including, without the consent of the Depositary, disposing of such Shares or American Depositary Shares, as the case may be, other than in satisfaction of such Pre-Release), (b) at all times fully collateralized (such collateral marked to market daily) with cash, U.S. government securities or such other collateral as the Depositary determines, in good faith, will provide substantially similar liquidity and security, (c) terminable by the Depositary on not more than five (5) business days' notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate.  The number of American Depositary Shares and Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement then outstanding; provided, however, that the Depositary reserves the right to disregard such limit from time to time as it deems reasonably appropriate, and may, with the prior written consent of the Company, change such limit for purposes of general application.  The Depositary will also set dollar limits with respect to Pre-Release transactions to be entered into under the Deposit Agreement with any particular Pre-Releasee on a case-by-case basis as the Depositary deems appropriate.  For purposes of enabling the Depositary to fulfill its obligations to the Holders and Beneficial Owners under the Deposit Agreement, the collateral referred to in clause (b) above shall be held by the Depositary as security for the performance of the Pre-Releasee's obligations to the Depositary in connection with a Pre-Release transaction, including the Pre-Releasee's obligation to deliver Shares or American Depositary Shares upon termination of a Pre-Release transaction (and shall not, for the avoidance of doubt, constitute Deposited Securities hereunder).

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

(19)

Resignation and Removal of Depositary; Substitution of Custodian.  The Depositary may at any time resign as Depositary under the Deposit Agreement by written notice of its election so to do delivered to the Company, such resignation to take effect upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time be removed by the Company by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement.  The Depositary may at any time appoint a substitute or an additional custodian after consultation with the Company and the term "Custodian" shall also refer to such substitute or additional custodian.

(20)

Amendment of Deposit Agreement and Receipts.  The form of the Receipts and the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary, without the consent of the Holders.  Any amendment which shall impose or increase any fees or charges (other than taxes or other governmental charges) or which shall otherwise prejudice any substantial existing right of Holders, will not, however, become effective as to outstanding American Depositary Shares until the expiration of three months after notice of such amendment shall have been given to the Holders of outstanding American Depositary Shares except in order to comply with mandatory provisions of applicable law.  Every Holder of American Depositary Shares at the time any amendment so becomes effective shall be deemed, by continuing to hold such American Depositary Shares, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder hereof to surrender such American Depositary Shares and receive therefor the Deposited Securities represented by the American Depositary Shares evidenced hereby.

(21)

Termination of Deposit Agreement. The Depositary will at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Holders of all American Depositary Shares then outstanding at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement if at any time 90 days after the Depositary shall have resigned, a successor depositary shall not have been appointed and accepted its appointment.  If any American Depositary Shares shall remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of American Depositary Shares, will suspend the distribution of dividends to the holders thereof, and will not give any further notices or perform any further act under the Deposit Agreement, except the collection of dividends and other distributions pertaining to Deposited Securities, the sale of rights and the delivery of Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for American Depositary Shares surrendered to the Depositary.  At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold the net proceeds of any such sale, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in an unsegregated account for the pro rata benefit of the Holders not theretofore surrendered.  Thereafter the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for the claims of the Holders, as creditors of the Depositary, for such net proceeds and other cash.

(22)

Retention of Depositary Documents.  The Depositary is authorized to destroy those documents, records, bills and other data compiled during the term of the Deposit Agreement at the time permitted under applicable law but not before two years, unless such papers are required to be retained in connection with the performance of written agreements entered into between the Company and the Depositary from time to time or unless the Company requests that such papers be retained  for a longer period or turned over to the Company or to a successor depositary.

(23)

Compliance with U.S. Securities Laws.  Notwithstanding anything in the Deposit Agreement to the contrary, the Company and the Depositary have each agreed that it will not exercise any rights it has under the Deposit Agreement to prevent the withdrawal or delivery of Deposited Securities in a manner which would violate the United States securities laws, including, but not limited to, Section I.A.(1) of the General Instructions to the Form F-6 Registration Statement, as amended from time to time, under the Securities Act of 1933.

(24)

DTC Direct Registration System and Profile Modification System.

(a)

Notwithstanding the provisions of Section 2.04 of the Deposit Agreement, the parties acknowledge that the Direct Registration System (“DRS”) and Profile Modification System (“Profile”) shall apply to uncertificated American Depositary Shares upon acceptance thereof to DRS by DTC.  DRS is the system administered by DTC pursuant to which the Depositary may register the ownership of uncertificated American Depositary Shares, which ownership shall be evidenced by periodic statements issued by the Depositary to the Holders entitled thereto.  Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of a Holder, to direct the Depositary to register a transfer of those American Depositary Shares to DTC or its nominee and to deliver those American Depositary Shares to the DTC account of that DTC participant without receipt by the Depositary of prior authorization from the Holder to register such transfer.

(b)

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties understand that the Depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of a Holder in requesting registration of transfer and delivery described in subsection (a) has the actual authority to act on behalf of the Holder (notwithstanding any requirements under the Uniform Commercial Code).  For the avoidance of doubt, the provisions of Sections 5.03 and 5.08 of the Deposit Agreement shall apply to the matters arising from the use of the DRS.  The parties agree that the Depositary’s reliance on and compliance with instructions received by the Depositary through the DRS/Profile System and in accordance with the Deposit Agreement, shall not constitute negligence or bad faith on the part of the Depositary or a failure of the Depositary to use its best judgment or to act in good faith.